Exhibit 4.11

Addendum of Lease Agreement dated March 27, 2014

Made and executed in Tel Aviv on the [handwritten: 11th] day of April, 2021

Between:	Ogen Yielding Real Estate Ltd., Company No. 520033093 Of 3 Har Sinai St., Tel Aviv (Hereinafter: the “Lessor”) The first party;

And between:	PolyPid Ltd., Company No. 514105923 By its authorized signatories Of 18 HaSivim St., Petah Tikva (Hereinafter: the “Lessee”) The second party;

Whereas:	On March 27, 2014 the Lessee and the Lessor signed a lease agreement (hereinafter: the “Original Agreement”) according to which the Lessee leased the Leased Premises as defined in the Original Agreement;

And whereas:	The parties signed addenda to the Lease Agreement in such manner that at present the Lessee leases an area of 2,100 sq.m. gross in the Tamar Building and an area of 1,163 sq.m. in the Alon Building in Ogen Park (hereinafter: the “Leased Premises”) (the Lease Agreement including addenda thereof shall be referred hereinafter: the “Lease Agreement”);

And whereas:	The Lessee requested from the Lessor to lease from the Lessor, in addition to the Leased Premises as hereinabove defined, the additional area in the Alon Building as hereinafter defined for the purpose of using the said area as a storage room, and all in accordance with and subject to the provisions set forth in this Addendum hereunder;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Preamble

1.1.	The preamble hereto shall be deemed an integral part of this Addendum.

1.2.	The entire provisions set forth in the Lease Agreement shall continue to apply to the parties, mutatis mutandis, except for the provisions set forth in this Addendum in respect of which the parties agreed as stated hereunder.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

1.3.	The provisions set forth in this Addendum shall be construed as adding to the said in the Lease Agreement and shall not derogate therefrom. Notwithstanding the said, in the event of discrepancy between the provisions set forth in the Lease Agreement and the provisions set forth in this Addendum, the provisions set forth in this Addendum shall take precedence and shall be binding.

1.4.	As used in this Addendum, the following terms shall have the respective meanings set forth beside them below:

1.4.1.	Additional Area A – an area of approximately 330 sq.m. net and an addition of 15% in respect of public areas, i.e., an area of 380 sq.m. gross situated on the first floor in the Alon Building in the complex, as highlighted in red in the blueprint hereby attached as Appendix A of this Addendum.

1.4.2.	Additional Area B – a corridor in an area of 65 sq.m. net with the addition of 15% for public areas, i.e., an area of 75 sq.m. gross, situated on the first floor in the Alon Building in the complex, as highlighted in yellow in the blueprint hereby attached as Appendix A of this Addendum.

1.4.3.	The Additional Areas – Additional Area A and Additional Area B.

2.	The Additional Areas

2.1.	In accordance with the provisions set forth in this Addendum, additional areas of approximately 395 sq.m. net and an addition of 15% for public areas shall be added, i.e., an area of 455 sq.m. gross situated on the first floor in the Alon Building in the complex and whose boundaries are marked in the blueprint hereby attached as Appendix A of this Addendum (hereinafter: the “Additional Areas”).

2.2.	The Additional Areas will be leased for office purposes.

2.3.	The Additional Areas will be delivered to the Lessee in their present condition “AS-IS” and after performance of the customization works by the Lessor as stated in section 3 of this Addendum and in Appendix B of this Addendum. The Lessee declares and confirms that it has been a lessee in the complex for a number of years and it is well familiar with the complex, the Building and the Additional Areas and that the Lessee performed all legal and engineering inspections that are required with respect to the Additional Areas and the Lessee found the Additional Areas in conformity in every respect for its requirements and specifications, and the Lessee will not raise any argument regarding a defect and/or failure in the Additional Areas, except for a latent defect and/or failure that the Lessor knew on the signing date of this Addendum and did not disclose to the Lessee.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

3.	Performance of customization works in the Additional Areas

3.1.	The parties agree that the Lessor will perform the customization works as stated in Appendix B with respect to Additional Area A as follows:

3.1.1.	After signing this Addendum, the Lessee will deliver by the designer on its behalf the architectural plans including construction plans, partitions, drawings of the walls, furniture, location and height of the electricity poles, carpentry items (hereinafter: the “Lessee’s Drawings”). The Lessor will appoint systems consultants on its behalf for the purpose of performing the design based on the Lessee’s Drawings (hereinafter: the “Systems Drawings”) that will be delivered to the Lessee’s approval in 30 days as of the date of receiving the Lessee’s Drawings.

3.1.2.	The Lessee will approve the Systems Drawings in 5 days as of the date of their receipt (hereinafter: the “Lessee’s Approval for the Drawings”).

3.1.3.	The Lessor will perform the required customization works in Additional Area A in accordance with the Lessee’s Drawings and the Systems Drawings.

3.1.4.	It is clarified that the drawings (plumbing, electricity, air-conditioning, safety and any other plan affecting the construction and/or the plumbing in Additional Area A and/or in the Building and/or in the complex where the Additional Areas are situated, will be approved by the Lessor and its relevant consultants and by the competent authorities (to the extent required) and to the extent that it is necessary to perform amendments in the drawings following the demand of the Lessor and/or the competent authorities and the said amendments will be performed by the Lessee, at its expense and under its sole responsibility and afterwards will be delivered for the Lessor’s approval. It is clarified that the Lessor will not order the amendment of the said drawings however only for reasonable considerations concerning the utilities and/or the construction in the complex where the Additional Areas are situated and/or as a result of requirements or conditions that are demanded by the relevant authorities and/or that are required in accordance with the provisions set forth in any law (including a standard).

3.1.5.	The Additional Areas will be delivered to the Lessee in 3 months as of the date of approval of the Lessee’s Drawings. It is clarified that the customization works in the Additional Areas will be performed by the Lessor subject to the provision of the entire collaterals and insurances that are required from the Lessee as stated in this Addendum hereunder and subject to the compliance of the Lessee with the entire provisions set forth in the Lease Agreement and the provisions set forth in this Addendum with respect to the entire areas leased to the Lessee by the Lessor.

3.1.6.	For the avoidance of doubt, it is clarified that the Lessor’s works will be performed in accordance with the drawings as approved by the Lessor and as stated in Appendix B of the Agreement and the Lessee shall have no argument and/or claim and/or demand in connection therewith.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

3.2.	The Lessor’s works that will be performed in the Additional Areas will be the exclusive property of the Lessor and the Lessee shall not be entitled, under any circumstances, to dismantle the said customization works without obtaining the prior and written approval of the Lessor in connection therewith and on the condition that the Lessee returns the Additional Areas to the Lessor upon expiration of the Term of Lease in the condition delivered to the Lessee on the Delivery of Possession Date when the said areas are in good and operable condition and subject to reasonable wear, clean and whitewashed.

3.3.	The Lessor will assure that Additional Area A will include a connection to the electricity system according to the instructions of the electricity consultant who will define the necessary connection according to the electricity plans that were delivered by the Lessee and the specification attached.

3.4.	For the avoidance of doubt, the Lessor will perform in Additional Area B only works for the purpose of separating the corridor from other leased premises and installation of doors, and all as stated in the plan.

3.5.	It is clarified that to the extent that the Lessee wishes to perform works in the additional areas, the Lessee shall be obligated to act in accordance with the provisions set forth in the Lease Agreement for the purpose of this matter and in particular for the purpose of obtaining the Lessor’s approval prior to the performance of the works.

4.	Term of Lease in the Additional Areas

4.1.	The Term of Lease in the Additional Areas will be 4 months as of the signing date of this Addendum, provided that the works were completed and possession was delivered to the Lessee (hereinafter: the “Delivery of Possession Date in the Additional Areas”) i.e., on August 12, 2021, and will expire on July 22, 2027 (hereinafter: the “Term of Lease in the Additional Areas”). For the avoidance of doubt, it is clarified that to the extent that the works are completed earlier than the period of 4 months as stated in this section, the Term of Lease shall commence immediately after the completion of the works in the Additional Areas and this date shall constitute the Delivery of Possession Date in the Additional Areas, provided that the Lessee receives a 14 business days’ prior and written notice in connection therewith. In addition, it is clarified that a delay of up to 14 calendric days in the performance of the works, exceeding the period of 4 months as stated in this section, shall not constitute breach of the provisions set forth in this Addendum and the Delivery of Possession Date and the Lease Commencement Date shall be delayed by a period corresponding to the actual completion date of the works, and none of the parties shall raise any arguments and/or claims in connection therewith.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

4.2.	The entire provisions set forth in the Lease Agreement, to the extent that they were not expressly modified in this Addendum, shall apply also to the Additional Areas during the entire Term of Lease in the Additional Areas. As of the Delivery of Possession Date in the Additional Areas, the Lessee shall be obligated to perform its entire obligations with respect to the Additional Areas in accordance with the provisions set forth in the Lease Agreement and in accordance with the provisions set forth in this Addendum including, but not limited to, the payment of the rent, management fees and all other payments the Lessee will be obligated to pay in connection with the Additional Areas, until the expiration of the Term of Lease in the Additional Areas, and all without derogating from its obligations in connection with the other areas leased to the Lessee in accordance with the provisions set forth in the Lease Agreement and this Addendum.

4.3.	Possession in the Additional Areas will be delivered to the Lessee only after the Lessee provides the entire collaterals and insurances as stated in this Addendum.

5.	Rent and management fees for the Additional Area:

5.1.	The Lessee undertakes to pay to the Lessor during the entire Term of Lease of Additional Area A monthly rent in the amount of ILS 58 (fifty-eight new Israeli shekels) per 1 sq.m. of Additional Area A gross, with the addition of linkage differentials to the index to the base index, as defined in the Original Lease Agreement and in addition statutory VAT (hereinafter: the “Rent for Additional Area A”).

5.2.	The Lessee undertakes to pay to the Lessor during the entire Term of Lease of Additional Area B monthly rent in the amount of ILS 42 (forty-two new Israeli shekels) per 1 sq.m. gross of Additional Area B, with the addition of linkage differentials to the index to the base index, as defined in the Original Lease Agreement and in addition statutory VAT (hereinafter: the “Rent for Additional Area B”). The Lessor will not perform any works in the area of the customization works except for the separation of the corridor area from other nearby leased areas.

5.3.	The Lessee undertakes to pay to the Lessor during the entire Term of Lease of Additional Areas A+B management fees in the amount of ILS 13 (thirteen new Israeli shekels) per 1 sq.m. gross of the Additional Areas, in addition to linkage differentials to the base index as defined in the Original Lease Agreement and in addition to statutory VAT (hereinafter: the “Management Fees for the Additional Areas”).

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

5.4.	The Rent and the management fees for the Additional Areas will be paid in the beginning of each quarter by an authorization to debit the account and in accordance with the provisions set forth in the Lease Agreement regarding the remaining area of the Leased Premises.

5.5.	For the avoidance of doubt, and without prejudice to the aforesaid and/or the provisions in the Lease Agreement regarding the management fees for all areas leased in the Lessee, it is clarified that the management fees as stated in the Lease Agreement and in this Addendum are estimated and based on an estimate of the Lessor according to the information the Lessor holds as of the signing date of this Addendum, however this shall not give rise to any representation regarding the management fees that the Lessee will be obligated to pay, and it is possible that the management fees that will be actually charged will be higher than the estimated management fees as said, and the Lessee shall have no argument and/or demand and/or claim against the Lessor and/or the Management Company and/or anyone acting on their behalf, provided that the management fees that the Lessee will be required to pay will not exceed more than 5% of the management fees set out in this Addendum with respect to the Additional Area, except for an increase in the minimum wages and/or the electricity costs and/or the linkage differentials to the index, and in such circumstances as said the Lessor shall be entitled to increase the management fees that the Lessee will actually pay according to the effect of the increase of the said components on the management expenses (and without derogating from the manner of distributing the management fees among all lessees in the Building in accordance with the provisions set forth in the Management Agreement).

5.6.	In addition to the aforesaid payments, the Lessee shall bear all payments as stated in the Lease Agreement with respect to the Additional Area, such as: municipal taxes, electricity and water, as of the delivery of possession date in the Additional Area to the Lessee and until the expiration of the Term of Lease of the Additional Area, and will pay the said payments to the Lessor or the authorities in accordance with the provisions set forth in the Lease Agreement.

6.	Extension of the Term of Lease in respect of the existing Leased Premises in the Alon Building:

6.1.	Notwithstanding the provisions set forth in the Addendum dated July 23, 2017 and in particular in section 4 of the Addendum, the parties agree that the Term of Lease in respect of the existing Leased Premises in the Alon Building, in an area of 1,163 sq.m. gross will be extended until July 22, 2027, in accordance with the entire provisions set forth in the Lease Agreement and this Addendum (hereinafter: the “Additional Term of Lease in the Alon Building”) and the provisions of section 4 in the Addendum dated July 23, 2017 will be canceled.

6.2.	As of July 23, 2022 and until the expiration of the Additional Term of Lease in the Alon Building, the Rent that the Lessee paid in the period from June 23, 2022 until July 23, 2022 will be increased by 3.5% in respect of the existing Leased Premises in the Alon Building, in addition to linkage differentials to the base index set out in the Original Lease Agreement and in addition to statutory VAT.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

7.	Insurance

The Lessee undertakes to extend at its expense and keep in effect during the entire Additional Term of Lease in the Alon Building the insurance policies as stated in Appendix C of this Addendum with respect to the entire areas that the Lessee leases in the Alon Building, and provide to the Lessor the certificates of insurance in accordance with the provisions set forth in the Lease Agreement and this Addendum in such manner that these will also apply to the Additional Areas, as of the delivery of possession date and as a condition for delivery of possession.

8.	Collaterals

The Lessee undertakes to update the amount of the bank guarantee that was provided to the Lessor in such manner that an amount equal to the rent of the Additional Areas and the management fees for the Additional Areas for 3 months of lease shall be added to the amount of the bank guarantee, with the addition of VAT and linkage differentials to the base index as defined in the Original Agreement (hereinafter: the “Updated Guarantee”). The version of the Guarantee shall comply with the version attached as Appendix D of this Addendum and will be in the amount of ILS 109,178 (one hundred and nine thousand and one hundred and seventy-eight new Israeli shekels). The parties agree that a condition for the delivery of the Additional Area is the provision of the bank guarantee as stated in this Addendum.

The Updated Guarantee will be provided for a period of one year and will be extended each year, 60 days prior to its expiration, until expiration of a period of 90 days after the expiration of the Additional Term of Lease in the Alon Building.

9.	Miscellaneous

9.1.	This Addendum constitutes an integral part of the Lease Agreement and the entire provisions set forth in the Lease Agreement and addenda thereof that were not expressly amended in this Addendum will continue to bind the parties with respect to the Leased Premises and the Additional Area, mutatis mutandis, and for all intents and purposes.

9.2.	For the avoidance of doubt, it is clarified that the Lessee shall be solely responsible for obtaining all permits and/or approvals in connection with the operation of its business in the areas leased to the Lessee in accordance with this Addendum (including, but not limited to, in connection with the issuance of a business license, fire department certificates, approvals from the municipality and any other approval that is required in connection with the operation of its business in the Leased Premises) and all without derogating from the other provisions set forth in the Lease Agreement in connection therewith.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

And in witness hereof the parties are hereby undersigned:

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signature and Stamp: PolyPid Ltd.]
The Lessor	The Lessee

Appendixes:

Appendix A – Blueprint of the Additional Areas

Appendix B – Lessee’s Works Appendix

Appendix C – Insurance

Appendix D – Guarantee

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

Hot work Procedure

The Lessee and all contractors working on its behalf shall be obligated to work solely in accordance with the instructions set forth in the following Procedure:

1.	No hot work shall be performed in the area of the Leased Premises and the Project however solely in accordance with the instructions set forth in this Procedure:

2.	The term “hot works” shall mean – the performance of any work that requires welding and/or cutting by the application of heat or the use of an open flame.

3.	Any contractor or subcontractor acting on behalf of the Lessee and that performs hot work shall appoint a supervisor on its behalf (hereinafter: “the Supervisor”) who will be responsible to assure that hot works are performed solely in accordance with the instructions set forth in this Procedure.

4.	Prior to start of any hot works the Supervisor shall inspect the area designated for the work and shall assure that any flammable materials are removed from the premises in a radius of at least 10m, when fixed and irremovable flammable objects will be covered with a fire-retardant cover.

5.	The Supervisor shall appoint a person who will serve as a fire observer (hereinafter: “Fire Observer”) that will hold proper fire extinguishing measures corresponding to the type of flammable materials that are in the premises of performing the hot work. The Fire Observer shall be solely responsible for observing the performance of the hot works and taking immediate action for the purpose of extinguishing any kindling caused as a result of performance of the hot work.

6.	The Fire Observer shall be present in the premises where the hot work is performed as of start of its performance and until 30 minutes after their completion so as to assure that there are no possible sources of kindling in the premises.

For the avoidance of doubt, it is hereby clarified that failure to follow this procedure by the Lessee and/or any contractor on its behalf might affect the insurance coverage stated in the insurance policies that were taken out in respect of the performance of the works in the Leased Premises and the Project.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signature and Stamp: PolyPid Ltd.]
The Lessor	The Lessee

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

Standard specification for the offices

A.	General:

1.	The specification is for the finishing works in the offices in full finish level.

2.	The quantities in the specification will be calculated based on the net area of the Leased Premises.

3.	The interior design for the entire area of the Leased Premises is under the responsibility and at the Lessee’s expense. The architectural design will be submitted for the Lessor’s approval.

4.	The consultants that will be appointed by the Lessor are the HVAC consultant, electricity consultant, safety consultant and plumbing consultant (hereinafter: the “Lessor’s Consultants”).

5.	The Lessee’s consultants include, inter alia, communication consultant, safety consultant and/or any other consultant the Lessee requested and the Lessee shall be responsible and shall bear all expenses in connection therewith.

6.	In any event in which this specification includes instructions for alternative construction materials and/or different accessories and/or equivalent accessories, the Lessor shall have sole discretion in the selection of the preferred alternative.

7.	Services – services for the Leased Premises.

8.	Reduction and/or renouncement of part of the rights of the Lessee in the specification shall not entitle the Lessee to a refund and/or to any credit and/or an upgrade of any other part in the specification.

B.	Construction works

1.	Single membrane gypsum partitions, 10cm thickness, with acoustic insulation by glass wool thickness 2, weight 24 kg/m³.

2.	Concrete poles and walls, putty knife or plaster finish, or gypsum bonding without construction and insulation or according to the decision made by the company.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

3.	Gypsum partitions at a height of 1.40.

4.	Acoustic ceiling made from mineral slabs of the type ECOPHON Advantage or equivalent, dimensions 60X60.

Or 61X61 including peripheral profile L+Z and bearing profile T24 (without gypsum aprons).

5.	Gypsum apron in the conference room in the peripheral part of the room.

6.	Room doors – “Laminato” door coating, tint selected by the Lessee (based on the tints existing in the inventory) with a flex board fill made by HAMADIA, Pandoor or equivalent, including a cylinder lock and nickel handles.

7.	Floor – laminated parquet, 6mm thickness, tint selected by the Lessee (according to the existing inventory) including M.D.F panel coated with a wallpaper or a carpet (with a panel in the same design as the carpet) or P.V.C. with a flexible panel (not anti-static). Basic price of ILS 60 per 1 sq.m. before installation. The kitchen includes ceramic flooring, also for a basic price of ILS 60 per 1 sq.m. (including the panels).

8.	Entrance door – door according to the architect’s design and subject to the approval of the Lessor and the safety consultant.

9.	Kitchenette – bottom and top cabinet in a length that will not exceed 2.00m, coated with Formica, tint selected by the Lessee, including sink marble 60X40 clay and a pillar tap. Ceramic above the marble in a height of 60cm, dimensions 20X20 up to 60/30cm for a basic price of ILS 60/1 sq.m. Preparation for dishwasher – 1.

The kitchenette will be used for heating/refrigerating only and not for cooking and/or other uses.

No fume hoods and ventilation systems of any kind will be installed.

10.	Cabinets for the electricity and fire protection systems (without a firemen station) will be made from bent and painted sheet metal such as “Palraz” or equivalent.
11.	The wall paint is Supercryl or equivalent, selected by the Lessee.

12.	Interior furniture will be under the responsibility and at the expense of the Lessee.

13.	Escape door, to the extent required, by the safety consultant, will be installed – such as Rav-Bariach or equivalent.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

C.	Electricity and extra-low voltage (ELV) works

1.	The entire electricity ducts and electricity cables will be installed in the ceiling space and will be laid on mesh ducts.

2.	All work stations will receive electricity feed from the ceiling through the peripheral gypsum walls.

3.	A standard distribution board and a painted sheet metal cabinet.

4.	Lighting – LED lighting fixture 14X4W, dimensions 60X60 and/or 61X61cm, lighting intensity according to standard, emergency lighting according to standard. The area of the workshops according to the Lessee’s plans, will include suspended LED lighting fixtures by the Lessee and will be installed by the Lessor.

5.	Fire detection system (the Lessee will provide a telephone line) - the system supplier will be decided in coordination with the management in the Park.

6.	Each work station (open space or a separate office) will include up to 4 electrical outlets, one double preparation for communication systems (the cable and the accessory will be supplied by the Lessee), the work will be performed in accordance with the Lessee’s Drawings and after obtaining the consultant’s approval. The Lessee will bear any difference in the quantities and in the costs of the accessory, to the extent that there is any.

7.	A preparation for the projection of presentations, work finish with a sleeve and draw wires from the nearest communication duct in the conference room, if any.

8.	An additional preparation for a work station will be allocated to designated appliances such as a photocopier, printers etc. in a place designated for that purpose. Work will be performed according to the Lessee’s drawings and after obtaining the consultant’s approval. The Lessee will bear any difference in the quantities and in the costs of the accessory, to the extent that there is any.

9.	The public announcement system will comply with the standard.

10.	No preparations for the security system will be performed.

11.	Preparation for an intercom or a access control system in the exterior doors of the Leased Premises, in the escape door (from the side of the common escape corridor), preparation finish and draw wires from the nearest communication duct.
12.	The Lessee will perform all communication works.

13.	Essential electricity units will be performed by installation of essential electrical outlets from the Lessor’s generator, according to the Lessee’s drawings, and after obtaining the approval of the electricity consultant on behalf of the Lessor. The Lessee will bear the difference in costs, to the extent that there is any, between non-essential electrical outlets and essential electrical outlets, to the extent that there is any.

14.	Underground feed, in the event there is a height under the flooring without excavating through the concrete, will be performed only in the conference room.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

D.	Plumbing works:

1.	The sprinkler system will comply with the standard in each office space including a control valve.

2.	Fire safety station with a hydrant and a fire hose reel – location according to the layout provided by the safety consultant.

3.	A pillar tap in the kitchenettes, sink drainage for a basic price of up to ILS 150.

4.	Air conditioner drainage.

E.	Air-conditioning works:

1.	The air-conditioning system is part of the common cooling system in the Park. The hours of activity are as stated in the Lease Agreement and/or the Management Agreement. To the extent that continuous air-conditioning is required, and this was agreed in the Agreement, the HVAC consultant will make the plans accordingly.

2.	Air-conditioning in the rooms will be provided by Nachshon units (fan coil units) and the capacity (cfm) will be decided by the HVAC consultant on behalf of the Lessor.

3.	All units will be above-ground units, whether visible or recessed (subject to the options and the height above the acoustic ceiling). Ground units are not part of the price.

4.	Heating – by a heating coil with Nachshon units (fan coil units). All complete units including grilles for the purpose of emitting air and return air.

5.	Smoke release system according to the requirements of the safety consultant.

6.	Air-conditioning in the open space will be provided according to the method decide by the HVAC consultant on behalf of the Lessor.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

Certificate of insurance					Certificate issuance date 20/04/2021
This certificate of insurance is proof that the insured holds a valid insurance policy according to the information stated therein. The information contained in this certificate of insurance does not include the entire terms and exclusions set out in the policy. Nevertheless, in the event of discrepancy between the terms set forth in the insurance policy, the provisions set forth in the insurance policy shall take precedence, except for circumstances in which a condition in this certificate of insurance benefits with the certificate applicant.
Certificate applicant*		Insured	Nature of the transaction*		Status of the certificate applicant*
Name: Ogen Yielding Real Estate Ltd. and/or subsidiaries and/or related companies and/or fellow subsidiaries and/or parent companies		Name: PolyPid Ltd.	☐ Real Estate ☐ Services ☐ Supply of products ☒ Other: lease of property in 18 HaSivim St., Petah Tikva		☒ Lessor ☐ Lessee ☐ Concessionaire ☐ Subcontractor ☐ Client ordering services ☐ Client ordering products ☐ Other:
ID. No./Company Reg. No. 520033093		ID. No./Company Reg. No. 514105923
Address: 3 Har Sinai St., Tel Aviv		Address: PO Box 1 Ness Ziona
Coverage
Type of insurance In a breakdown according to the liability limits or sums insured	Policy No.	Version + Edition	Commencement date	Expiration date	Liability limit/sum insured		Additional coverages in effect specify the coverage code according to Appendix D
					Amount	Currency
Property	74000475	Extended fire and consequential loss insurance policy BIT SHIKLIT 2019 edition	01/09/2021	31/08/2022	[handwritten: under the exclusive responsibility of the Lessee]	ILS

309-waiver of the right of subrogation in favor of the certificate applicant

313 – natural disasters coverage

316 – earthquake coverage

328 – primary insurance (the Insurer waives any demand or argument of any kind from any insurer of the certificate applicant)

Structural defects insurance					500,000	ILS
Contents					2,000,000	ILS
Break-in on first loss basis					1,000,000	ILS

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

Consequential loss					15,000,000	ILS
Third-party liability insurance	73992557	Third-party liability insurance policy BIT 2019 SHIKLIT version	01/09/2021	31/08/2022	10,000,000	ILS

302 cross-liability

307 third-party extension - Contractors and subcontractors

315 Claims by the National Insurance Institute

321 – additional insured for the acts or omissions of the insured – the certificate applicant

322 – certificate applicant is defined as a third party in this chapter

328 – primary insurance (the insurer waives any demand or claim from any insurer of the certificate applicant)

329 Property of the certificate applicant will be considered as third-party property

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

Employers’ liability	73122122	Employers’ liability insurance policy BIT 2019 SHIKLIT version	01/09/2021	31/08/2022	20,000,000	ILS

309 Waiver of the right of subrogation in favor of the certificate applicant

319 Additional insured in the event the certificate applicant is considered as an employer

328 – primary insurance (the insurer waives any demand or claim from any insurer of the certificate applicant)

308 – waiver of the right of subrogation in favor of another entity and other lessees and tenants in the Leased Premises subject to a corresponding clause, 18 HaSivim St., Petah Tikva

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

Description of services (subject to the services as stated in the agreement between the insured and the certificate applicant, state the proper service code as stated in Appendix C):
096 – Leasing and leases
Cancellation/modification of the policy*
Adverse change or cancellation of the insurance policy, will enter into force only 30 days after the delivery of notice to the certificate applicant regarding the modification or the cancellation.
Certificate signed by: Keren Nativ
Insurer: Clal Insurance Co. Ltd.

*	In a general certificate of insurance it is possible to check these fields as invalid.

[Signature and Stamp: Clal Insurance Co. Ltd.]

Clal Insurance Co. Ltd.

36 Raoul Wallenberg St. | Kiryat Atidim, Tower 8, Tel Aviv | Postal address: PO Box 37070 Tel Aviv, zip code 6136902 | Tel.: 03-6387777 | Fax: 03-6387676 | www.clal.co.il

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

Appendix D

Bank guarantee

To

Ogen Yielding Real Estate Ltd.

Date: ______________

Dear Sir/Madame,

Re: Bank Guarantee no. ______________

1.	We hereby guarantee towards you to pay any amount up to a total amount of NIS 109,178 (one hundred and nine thousand and one hundred and seventy-eight new Israeli shekels) (hereinafter: the “Guarantee Amount”) that you will demand from PolyPid Ltd., Company No. 514105923 (hereinafter: the “Debtor”) in connection with the Lease Agreement made between the Lessor and the Debtor on April 12, 2021 (hereinafter: the “Agreement”).

2.	The Guarantee Amount will be linked to the consumer price index as published by the Central Bureau of Statistics from time to time in accordance with the following terms of linkage:

The Base Index for the purpose of this Guarantee shall be the index of January 2021 that will be published on February 15, 2021.

The New Index for the purpose of this Guarantee shall be the index that was published shortly before and prior to receiving your demand in accordance with this Guarantee.

The linkage differentials for the purpose of this Guarantee shall be calculated as follows: if it transpires that the New Index increased compared to the Base Index, the linkage differentials shall be – the amount equal to the product of the difference between the New Index and the Base Index multiplied by the amount of the demand, divided by the Base Index. If the New Index falls below the Base Index, we will pay you the amount stated in your demand up to the Guarantee Amount, without any linkage differentials.

3.	Upon receiving your first written demand and no later than seven days as of the date we received your demand to our address as stated hereunder, we will pay you any amount specified in the demand provided that the said amount is not greater than the Guarantee Amount together with the linkage differentials, without imposing on you any obligation to prove or substantiate your demand and you will not be required to demand the payment first from the Debtor.

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]

4.	This Guarantee shall be in effect until June 30, 2022 (including) only, and shall be null and void after the said date.

Any demand made in accordance with this Guarantee shall be delivered to us in writing and shall be received by us no later than the aforesaid date.

5.	This Guarantee may be paid in installments.

Sincerely,

Bank Ltd.

Bank address:

[Signature and Stamp: Ogen Yielding Real Estate Ltd.]	[Signed]